Exhibit 21

National Penn Bancshares, Inc.

National Penn Bancshares, Inc.
NPB Capital Trust II
NPB Capital Trust III
NPB Capital Trust IV
NPB Capital Trust V
NPB Capital Trust VI
National Penn Life Insurance Company
National Penn Investment Company
National Penn Bank
Caruso Benefits Group, Inc.
Higgins Insurance Associates
KNBT Settlement Services, LLC
Link Financial Services, Inc.
Link Abstract, L.P. – 8-% owned by Link Financial Services, Inc. (limited partner)
National Penn Capital Advisors
National Penn Insurance Agency, Inc.
National Penn Investors Trust Company
National Penn Leasing Company
National Penn Management Services, LLC
DFM Realty, Inc.
NPB Delaware, Inc.
Vantage Investment Advisors, LLC
Institutional Advisors, LLC
Christiana Bank & Trust Company
Christiana Corporate Services, Inc.
Monarch Management Services, LLC
Christiana Trust Company, LLC
CBTD, LLC
Christiana OREO, LLC